The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Large - Cap Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to an unfunded rolling position in E - Mini ® S&P 500 ® futures (the “Futures Contracts”), which reference the S&P 500 ® Index (the “Constituent”), while targeting a level of implied volatility, with a maximum exposure to the Futures Contracts of 500% and a minimum exposure to t he Futures Contracts of 0%. The Index is subject to a 6.0% per annum daily deduction. The Constituent consists of stocks of 50 0 companies selected to provide a performance benchmark for the U.S. equity markets. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Large - Cap Vol Advantage Index (Bloomberg ticker: MQUSLVA). The level of the Index reflects a deduction of 6.0% per annum that accrues daily. Pricing Date: October 16, 2026 Final Review Date: October 16, 2036 Maturity Date: October 21, 2036 Review Dates: Quarterly (after an initial one - year non - call period) Call Value: With respect to the first through thirty - sixth Review Dates: 100.00% of the Initial Value; with respect to the final Review Date: 70.00% of the Initial Value Buffer Amount: 30.00% CUSIP: 46661PCL9 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/46661PCL9/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $850.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. You may lose some or most of your principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan C has e Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Automatic Call If the closing level of the Index on any Review Date is greater than or equal to the applicable Call Value, the notes will be au tomatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes . Payment at Maturity If the notes have not been automatically called and Final Value is less than the Initial Value by more than the Buffer Amount , y our payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 î (Index Return + Buffer Amount)] If the notes have not been automatically called and the Final Value is less than the Initial Value by more than the Buffer Am oun t, you will lose some or most of your principal amount at maturity. Hypothetical Examples of Amounts Payable upon Automatic Call or at Maturity ** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 10yNC1y Auto Callable Review Notes Linked to the MerQube US Large - Cap Vol Advantage Index North America Structured Investments Total Return at Final Review Date Total Return at Twenty - Seventh Review Date Total Return at Eighteenth Review Date Total Return at Ninth Review Date Total Return at First Review Date Index Return at Review Date 160.00% 120.00% 84.00% 48.00% 16.00% 100.00% 160.00% 120.00% 84.00% 48.00% 16.00% 80.00% 160.00% 120.00% 84.00% 48.00% 16.00% 40.00% 160.00% 120.00% 84.00% 48.00% 16.00% 20.00% 160.00% 120.00% 84.00% 48.00% 16.00% 10.00% 160.00% 120.00% 84.00% 48.00% 16.00% 0.00% 160.00% N/A N/A N/A N/A - 5.00% 160.00% N/A N/A N/A N/A - 10.00% 160.00% N/A N/A N/A N/A - 20.00% 160.00% N/A N/A N/A N/A - 30.00% - 10.00% N/A N/A N/A N/A - 40.00% - 20.00% N/A N/A N/A N/A - 50.00% - 30.00% N/A N/A N/A N/A - 60.00% - 50.00% N/A N/A N/A N/A - 80.00% - 70.00% N/A N/A N/A N/A - 100.00% * In each case, to be determined on the Pricing Date, but not less than the applicable minimum Call Premium listed. ** Not all Review Dates reflected. Reflects a Call Premium of 16.00% per annum. The Call Premium will be determined on the Pricing Date and will not be less than 16.00% per annum. The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment on the applicable payment date per $1,000 principal amount note to $1,000. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower . Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Factors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in the relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the relevant product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. Call Premium* Review Date Call Premium* Review Date Call Premium* Review Date At least 120.00% Twenty - Seventh At least 68.00% Fourteenth At least 16.00% First At least 124.00% Twenty - Eighth At least 72.00% Fifteenth At least 20.00% Second At least 128.00% Twenty - Ninth At least 76.00% Sixteenth At least 24.00% Third At least 132.00% Thirtieth At least 80.00% Seventeenth At least 28.00% Fourth At least 136.00% Thirty - First At least 84.00% Eighteenth At least 32.00% Fifth At least 140.00% Thirty - Second At least 88.00% Nineteenth At least 36.00% Sixth At least 144.00% Thirty - Third At least 92.00% Twentieth At least 40.00% Seventh At least 148.00% Thirty - Fourth At least 96.00% Twenty - First At least 44.00% Eighth At least 152.00% Thirty - Fifth At least 100.00% Twenty - Second At least 48.00% Ninth At least 156.00% Thirty - Sixth At least 104.00% Twenty - Third At least 52.00% Tenth At least 160.00% Final At least 108.00% Twenty - Fourth At least 56.00% Eleventh At least 112.00% Twenty - Fifth At least 60.00% Twelfth At least 116.00% Twenty - Sixth At least 64.00% Thirteenth Terms supplement to the prospectus dated April 17, 2026, the prospectus supplement dated April 17, 2026, the product suppleme nt no. 3 - I dated April 17, 2026 and the underlying supplement no. 5 - I dated April 17, 2026 Registration Statement Nos. 333 - 293684 and 333 - 293684 - 01 Dated September 25, 2026 Rule 424(b)(3)

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The level of the Index will include a 6.0% per annum daily deduction. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent activities and has limited assets. • The appreciation potential of the notes is limited to any Call Premium Amount paid on the notes. • The automatic call feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS, worked with MerQube (the “Index Sponsor”) in developing the guidelines and policies governing the composition and calculation of the Index. Selected Risks (continued) Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current - estimated value of the notes for a limited time period. Risks Relating to the Index • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index. • The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. • The Index may not be successful or outperform any alternative strategy. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be adversely affected by a “volatility drag” effect. • The Index may be significantly uninvested. • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is an excess return index that does not reflect “total returns.” • Concentration risks associated with the Index may adversely affect the value of your notes. • The Index is subject to significant risks associated with futures contracts, including volatility. • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. • The Index was established on February 11, 2022 and may perform in unanticipated ways. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 10yNC1y Auto Callable Review Notes linked to the MerQube US Large - Cap Vol Advantage Index The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.